The J. M. Smucker Company Completes Acquisition of a Majority of Sara Lee Corporation's North American Foodservice Coffee Business

ORRVILLE, Ohio, Jan. 3, 2012 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced that it has completed the acquisition of a majority of the North American foodservice coffee and hot beverage business of Sara Lee Corporation ("Sara Lee") in an all cash transaction. The Company previously announced the agreement with Sara Lee on October 24, 2011.

The acquisition includes Sara Lee's market-leading liquid coffee concentrate business sold under the licensed Douwe Egberts® brand, along with a variety of roast and ground coffee, cappuccino, tea, and cocoa products, sold through foodservice channels in North America. In addition, the companies entered into a long-term innovation partnership to collaborate on liquid coffee technology for the foodservice market.

"We are pleased to complete this transaction which adds the market-leading liquid coffee concentrate business to the Smucker portfolio," said Richard Smucker, Chief Executive Officer. "The transaction further strengthens our position as a leading North American coffee company, provides new coffee technologies, and adds significant scale to our foodservice business. We are excited to welcome the nearly 475 new employees into the Smucker family."

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon™, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin' Donuts is a registered trademark of DD IP Holder, LLC, used under license. Borden and Elsie are trademarks used under license.

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: The J. M. Smucker Company, +1-330-682-3000; Investors: Sonal Robinson, Vice President, Investor Relations; Media: Maribeth Badertscher, Vice President, Corporate Communications